UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hologic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 6, 2007

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, March 6, 2007 at 9:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on January 12, 2007 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

By order of the Board of Directors

Philip J. Flink, Secretary

Bedford, Massachusetts

January 22, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

HOLOGIC, INC.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

March 6, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 6, 2007, at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730. This proxy statement, the accompanying notice of the Annual Meeting, proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 22, 2007.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on January 12, 2007 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding and entitled to vote 52,796,092 shares of common stock of the Company, par value $.01 per share (“Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. A majority of the shares of Common Stock issued, outstanding and entitled to vote is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat abstentions and “broker non-votes” as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors even though the stockholder so abstaining intends a different interpretation.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 35 Crosby Drive, Bedford, Massachusetts 01730, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The fees and expenses of such firm are not expected to exceed $25,000. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Deadline for Submission of Stockholder Proposals and Recommendations For Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2008 Annual Meeting of Stockholders must be received by the Company no later than September 24, 2007. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s Bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2008 Annual Meeting – other than one that will be included in the Company’s proxy materials – should notify the Company no later than December 8, 2007. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Nominating Committee of candidates for its consideration as nominees for director at the Company’s 2008 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Nominating Committee, c/o Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. Notice of such recommendations should be submitted in writing as early as possible, but in any event not later than 90 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws, including a written notice that sets forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth herein or in the Company’s Bylaws.

PROPOSAL 1

ELECTION OF DIRECTORS

A board of nine (9) directors is to be elected at the Annual Meeting. The Board of Directors of the Company (the “Board”), upon the recommendation of the Nominating Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends a vote “for” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 12, 2007:

Name	Age	Position	Director Since
John W. Cumming	61	Chairman of the Board, Chief Executive Officer	2001
Jay A. Stein	64	Chairman Emeritus, Chief Technical Officer and Director	1985
Glenn P. Muir	47	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	2001
Laurie L. Fajardo (1)(2)	51	Director	2006
Irwin Jacobs (1)(3)(4)	69	Director	1990
David R. LaVance, Jr. (1)(2)(3)(4)	52	Director	2002
Nancy L. Leaming (1)(3)(4)	59	Director	2003
Arthur G. Lerner (1)(2)(3)(4)	66	Director	2005
Lawrence M. Levy (1)(2)(3)	68	Director	2005

(1)	Members of the Company’s Corporate Governance Committee
(2)	Members of the Company’s Corporate Development Committee
(3)	Members of the Company’s Audit and Nominating Committees
(4)	Members of the Company’s Compensation Committee

Mr. Cumming was appointed to the positions of Chief Executive Officer and a director in July 2001 and to the position of Chairman of the Board in November 2002. Mr. Cumming served as President of the Company from July 2001 through September 2003. Prior to July 2001, Mr. Cumming held the position of Senior Vice President and President, Lorad, since joining the Company in August 2000. Prior to joining the Company, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984.

Dr. Stein, a co-founder, Chairman Emeritus and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President, Chief Technical Officer and a director of the Company since its organization in October 1985 and served as Chairman of the Company’s Board from June 2001 to November 2002. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of nineteen patents involving X-ray technology.

Mr. Muir, a Certified Public Accountant, was appointed to the Company’s Board in July 2001, and has held the positions of Executive Vice President, Finance and Administration and Treasurer since September 2000. Prior to that, Mr. Muir served as the Company’s Vice President of Finance and Treasurer since February 1992 and Controller since joining the Company in October 1988. Mr. Muir has been the Company’s Chief Financial Officer since 1992. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

Dr. Fajardo has been a director of the Company since May 2006. Dr. Fajardo has held numerous academic and professional appointments primarily in the areas of radiology and mammography. Dr. Fajardo currently serves as a Professor of Radiology and is Chair of the Department of Radiology at the University of Iowa Carver College of Medicine. She also serves as associate member of the University of Iowa Hospitals and Clinics-Holden Comprehensive Cancer Center.

Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs, currently retired, was the President of Dataviews, Inc., a manufacturer and distributor of software products, from January 1992 to September 1997. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer systems developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems. Mr. Jacobs was formerly a Vice President of Digital Equipment Corporation.

Mr. LaVance has been a director of the Company since December 2002. Since 1997, Mr. LaVance has served as President of Century Capital Associates, an investment banking firm that he founded specializing in the biosciences fields. From 1995 to 1997, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. Mr. LaVance currently serves as Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation (previously known as Medi-Hut Co., Inc.) and Healthy Rebates, Inc.

Ms. Leaming has been a director of the Company since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as Chair of the Board of the American Red Cross of Massachusetts Bay and as a director of Edgewater Technology, Inc., the Massachusetts Taxpayer Foundation, and the Boston Chamber of Commerce.

Dr. Lerner has been a director of the Company since February 2005. Dr. Lerner has been practicing medicine for more than 30 years and is currently in private practice as a breast surgeon. Since 1997, Dr. Lerner has also been the Surgical Director at the Dickstein Cancer Treatment Center in White Plains, New York, and an attending surgeon and Director Emeritus of the Department of Surgery at White Plains Hospital Center. Dr. Lerner has been affiliated with the White Plains Hospital Center since 1974, is a past President of the Medical Staff and has served as a member of the Hospital’s Board of Directors from 1986 to 1994. Dr. Lerner currently serves as Chairman of the Cancer Committee for the White Plains Hospital Cancer Program and Chairman of the Corporate Relations Committee for the American Society of Breast Surgeons. Dr. Lerner served as Governor of the American College of Surgeons from 1994 to 2000, and was the past President of the American Society of Breast Surgeons, the past President of the American College of Surgeons, Westchester Chapter, and the past Chairman of the Westchester Academy of Medicine, Division of Surgery. Dr. Lerner is a current member of the American College of Surgeons, the New York State Medical Society, the Board of Directors of the American Society of Breast Surgeons Foundation and the Metropolitan Breast Cancer Group.

Mr. Levy has been a director of the Company since December 2005. Mr. Levy has been Senior Counsel at Brown Rudnick Berlack Israels LLP, an international law firm, since February, 2005 and, for more than 30 years before that, had been a Partner at Brown Rudnick, specializing in Corporate and Securities Law. Mr. Levy was Secretary of the Company since its formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School.

Board of Directors’ Meetings and Committees

The Board held fourteen meetings during the year ended September 30, 2006. Each current director attended at least 75% of the meetings of the Board and each Committee on which they served. All of the Company’s directors are encouraged to attend the Company’s annual meeting of stockholders. All of the Company’s directors, except for Ms. Leaming, were in attendance at the Company’s 2006 Annual Meeting of Stockholders.

Standing committees of the Board include an Audit Committee, a Compensation Committee, a Nominating Committee and a Corporate Governance Committee. The Board also has a Corporate Development Committee.

The Board has reviewed the qualifications of each of Messrs. Jacobs, LaVance and Levy, Drs. Fajardo and Lerner, and Ms. Leaming and has affirmatively determined that each such individual is “independent” as such term is defined under the current listing standards of the Nasdaq Global Select Market. In addition, the Board has reviewed the qualifications of each member of the Audit Committee and has determined that each member of the Audit Committee is “independent” under the current listing standards of the Nasdaq Global Select Market applicable to members of audit committees.

Audit Committee. Messrs. Jacobs, LaVance, and Levy, Dr. Lerner and Ms. Leaming are the members of the Audit Committee. The Board has determined that each of Irwin Jacobs, Nancy Leaming and David LaVance qualify as an “audit committee financial expert”, as defined by applicable SEC rules.

The primary functions of the Audit Committee are to assist the Board with the oversight of (i) the Company’s financial reporting process, accounting functions and internal controls and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the establishment of “whistle-blowing” procedures, and the oversight of certain other compliance matters. A copy of the written charter of the Audit Committee is attached to this Proxy Statement as Appendix A and is publicly available on the Company’s website at www.hologic.com. The Audit Committee held eight meetings during fiscal 2006. See “Audit Committee Report” below.

Compensation Committee. Messrs. Jacobs and LaVance, Dr. Lerner and Ms. Leaming are the members of the Company’s Compensation Committee. The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each officer of the Company who is a “named executive officer” as defined in Item 402(a) of Regulations S-K and such other senior officers of the Company as the Compensation Committee deems appropriate, (ii) evaluating the performance of the Chief Executive Officer, the other “named executive officers” of the Company and such other senior officers as the Committee deems appropriate as it relates to their compensation, (iii) overseeing the administration of, and the approval of grants and terms of stock options or other equity awarded under the Company’s stock option and restricted stock and other equity-based compensation plans, which may include the delegation of authority to the Company’s Chief Executive Officer for the purpose of issuing options to non-executive officers of the Company, and (iv) recommending compensation for members of the Board and each Committee thereof, for review and approval by the Board. In fiscal 2006, the Compensation Committee delegated limited authority to Jack Cumming, the Company’s Chairman of the Board and Chief Executive Officer, as a special stock option committee, to award stock options to non-executives. A copy of the Compensation Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Compensation Committee held five meetings and acted by unanimous written consent on six occasions during fiscal 2006.

Corporate Governance Committee. Messrs. Jacobs, LaVance and Levy, Drs. Lerner and Fajardo, and Ms. Leaming are the members of the Company’s Corporate Governance Committee. The primary functions of the Corporate Governance Committee include (i) reviewing and evaluating the Company’s policies, codes of conduct and guidelines relating to corporate governance, (ii) evaluating and making recommendations to the Board regarding committees of the Board, including recommending the committees which should be established and their respective composition and structure, (iii) evaluating and making recommendations to the Board regarding Board meeting policies, (iv) reviewing and evaluating the Chief Executive Officer and other senior management of the Company (unrelated to compensation matters), and (v) serving as a focal point for Chief Executive Officer succession planning and an interface between management and the Board regarding the selection of other senior management. A copy of the Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Corporate Governance Committee held three meetings during fiscal 2006.

Nominating Committee. Messrs. Jacobs, LaVance and Levy, Dr. Lerner and Ms. Leaming are the members of the Company’s Nominating Committee. The primary functions of the Nominating Committee are to (i) identify, review and evaluate candidates to serve as directors of the Company, (ii) serve as a focal point for communication between such candidates, the Board and the Company’s management, and (iii) make recommendations to the Board of candidates for all directorships to be filled by the stockholders or the Board. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2008 Annual Meeting of Stockholders, it must follow the procedures described in “Deadlines for Submission of Stockholder Proposals and Recommendations For Director.” A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Nominating Committee held three meetings during fiscal 2006.

Corporate Development Committee. Messrs. LaVance and Levy, and Drs. Lerner and Fajardo are the members of the Company’s Corporate Development Committee. The Corporate Development Committee was formed in September 2004 to assist the Board in its oversight of strategic transactions and to assist management in reviewing and evaluating strategic transactions. The primary functions of the committee include (i) assisting management in developing and implementing a strategic plan, (ii) assisting management and the Board in reviewing and evaluating strategic transactions, and (iii) reporting to the Board on the status of strategic transactions. A copy of the Corporate Development Committee’s written charter is publicly available on the Company’s website at www.hologic.com. In fiscal 2006, Members of the Corporate Development Committee provided assistance to the Company in connection with its strategic transactions completed during the year.

Compensation of Directors

During fiscal 2006, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

•	An annual cash payment of $60,000, payable $15,000 per quarter.

•	An additional annual cash payment of $7,500, payable $1,875 per quarter, for the chairperson of each of the Compensation Committee, Corporate Development Committee and Audit Committee.

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board at which the non-employee director was physically present.

•	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

•	$2,500 for each meeting of the Audit Committee, Nominating Committee, Corporate Governance Committee, Compensation Committee and Corporate Development Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

•	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

In addition to cash compensation, non-employee directors are eligible to receive stock options pursuant to the Company’s Amended and Restated 1999 Equity Incentive Plan (the “1999 Equity Incentive Plan”). The 1999 Equity Incentive Plan provides that, unless otherwise determined by the Board, each director of the Company who is not an employee of the Company is automatically granted a nonqualified option to acquire 50,000 shares of Common Stock as of the date the director is first elected to the Board. The option price is equal to the fair market value of the Common Stock on the date of grant and the expiration date is the tenth anniversary thereof. Each such nonqualified option will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such option is fully exercisable on January 1 of the fifth year following the grant date. On December 13, 2005, Mr. Lawrence Levy received an option to purchase 50,000 shares of Common Stock, at an exercise price of $35.68 and on May 10, 2006, Dr. Laurie Fajardo was granted an option to purchase 50,000 shares of Common Stock, at an exercise price of $48.17 per share.

The 1999 Equity Incentive Plan also provides each director of the Company who was not an employee of the Company and who has served as a director for six months is automatically granted a nonqualified option to acquire 8,000 shares of Common Stock as of January 1st of each year. The option price of such options is equal to the fair market value of the Common Stock on such date and the expiration date is the tenth anniversary thereof. These options are exercisable in equal six-month installments over two years following the date of grant. On January 1, 2006, options to purchase 8,000 shares of Common Stock, at an exercise price of $37.92 per share, were granted to each of Messrs. Jacobs, LaVance, Ms. Leaming and Dr. Lerner under the 1999 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, the Audit Committee:

1. Reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2006 with the management personnel.

2. Discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended.

3. Requested and obtained from Ernst & Young, the written disclosures and the letter required by Independence Standards Board (ISB) Standard No. 1, as amended, regarding Ernst & Young’s independence, and has discussed with Ernst & Young their independence.

Based on the review and discussions referred in paragraph numbers (1) – (3) above, all of the members of the Audit Committee at the time of filing of the Company’s Annual Report on Form 10-K recommended to the Board that the audited financial statements for the fiscal year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

THE AUDIT COMMITTEE:

Nancy L. Leaming, Chairperson

Irwin Jacobs

David R. LaVance, Jr.

Arthur G. Lerner

Lawrence M. Levy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2007. Ernst & Young has continuously served as the Company’s independent public accountants since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to the Company by Ernst & Young for professional services rendered for the fiscal years ended September 30, 2006 and September 24, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$1,628,288	$833,222
Audit-Related Fees	$1,329,050	$67,083
Tax Fees	$187,800	$133,000
All Other Fees	$0	$0

Total Fees	$3,145,138	$1,033,305

Audit Fees. Consists of aggregate fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, consents and other services related to interactions with the SEC with respect to accounting matters for the fiscal years ended September 30, 2006 and September 24, 2005, respectively. In fiscal 2006 and 2005, the audit fees also reflect the required audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and the Ernst & Young independent audit of the Company’s internal control over financial reporting.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2006 and 2005, these services included due diligence and related activities in connection with various acquisitions and the audit of the Company’s 401(k) Profit-Sharing Plan. In fiscal 2005, these services included due diligence and related activities in connection with a proposed acquisition and the audit of the Company’s 401(k) Profit-Sharing Plan.

Tax Fees. Consists of aggregate fees billed for professional services for tax compliance, tax advice and tax planning. In fiscal 2006 and 2005, these services included assistance regarding federal, state and international tax preparation, planning and consultation.

All Other Fees. Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. During fiscal 2006 and 2005, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2006 and 2005 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of January 12, 2007 with respect to the beneficial ownership of the Company’s Common Stock of (i) each of the Company’s directors; (ii) the Company’s Chief Executive Officer and the next four most highly compensated executive officers during the fiscal year ended September 30, 2006; and (iii) all executive officers and directors as a group. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed. As of the date of this proxy statement, there are no persons known to the Company to be the beneficial owners of 5% or more of the Company’s Common Stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Common Shares
Officers and Directors:

John W. Cumming (1)	800,354	1.5%

Jay A. Stein (2)	361,740	*

Glenn P. Muir (2)	693,032	1.3%

Robert A. Cascella (2)	267,500	*

John Pekarsky (2)	1,138	*

Irwin Jacobs (2)	32,000	*

David R. LaVance, Jr. (2)	14,000	*

Nancy L. Leaming (2)	14,000	*

Arthur G. Lerner (2)	14,000	*

Lawrence M. Levy (2)	20,000	*

Laurie Fajardo (2)	10,000	*

All current directors and executive officers as a group (11 persons) (2)	2,227,764	4.1%

*	Less than one percent.
(1)	Includes options to purchase 782,500 shares of Common Stock held by Mr. Cumming and options to purchase 12,500 shares of Common Stock held by Mr. Cumming’s wife, all of which are exercisable within 60 days after January 12, 2007 and 854 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares and options to purchase shares of Common Stock held by his wife.
(2)	Includes the following shares of Common Stock subject to options which are exercisable within 60 days after January 12, 2007; Mr. Cascella – 267,500; Mr. Muir – 555,416; Dr. Stein – 15,000; Ms. Fajardo – 10,000; Mr. Jacobs – 32,000; Mr. LaVance – 14,000; Ms. Leaming – 14,000; Dr. Lerner – 14,000; Mr. Levy – 20,000; and all current directors and executive officers as a group – 1,736,916.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Robert A. Cascella	52	President and Chief Operating Officer

John Pekarsky	53	Senior Vice President, Sales and Strategic Accounts

Executive officers are chosen by and serve at the discretion of the Board of the Company.

Robert A. Cascella joined the Company in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining the Company, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978.

John Pekarsky joined the Company in September 2000 in connection with the acquisition of the mammography assets from Trex Medical where he served as Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as the Company’s Senior Vice President, Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

CODE OF ETHICS

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s principal executive officer and principal financial officer, principal accounting officer and controller, and other persons performing similar functions. The Company’s Code of Ethics for Senior Financial Officers is publicly available on its website at www.hologic.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on the Company’s website, at the address specified above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation during the last three fiscal years of the Company’s Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year who were serving as executive officers at the end of the last fiscal year (the “named executive officers”).

					Long-Term Compensation
	Fiscal Year	Annual Compensation			Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($) (1)
Name and Principal Position		Salary ($)	Bonus ($)
John W. Cumming Chairman of the Board and CEO	2006	$486,328	$775,020	(2)	$1,500,000	(4)	—	$253,731
					$250,000	(5)
	2005	$463,439	$933,129	(2)(3)	—		182,500	$3,500
	2004	$433,236	$778,718	(2)	—		372,500	$3,250

Jay A. Stein Chairman Emeritus and Chief Technical Officer	2006	$232,914	$185,000		$100,000	(5)	—	$103,750
	2005	$221,147	$175,000	(3)	—		20,000	$3,500
	2004	$227,992	$125,000		—		60,000	$3,250

Glenn P. Muir Executive Vice President, Finance and Administration	2006	$295,033	$435,000		$500,000	(4)	—	$153,750
					$150,000	(5)
	2005	$284,139	$336,000	(3)	—		100,000	$3,500
	2004	$265,489	$265,000		—		210,000	$3,250

Robert A. Cascella (4) President and COO	2006	$342,580	$525,000		$500,000	(4)	—	$178,750
					$175,000	(5)
	2005	$298,657	$360,000	(3)	—		150,000	$3,500
	2004	$282,642	$300,000		—		290,000	$3,250

John Pekarsky Senior Vice President, Sales and Strategic Accounts	2006	$206,401	$315,355	(6)	$25,000	(5)	10,000	$28,750
	2005	$175,000	$196,661	(3)(6)	—		10,000	$3,500
	2004	$175,000	$109,141	(6)	—		20,000	$3,250

(1)	The amounts reported in this column consist of the Company’s matching contribution under its 401(k) Profit-Sharing Plan as well as discretionary contributions under its Supplemental Executive Retirement Plan (the “SERP”) adopted in fiscal 2006. In October 2006, the Company made the following discretionary contributions under the SERP for the executive officers named above: Mr. Cumming - $250,000; Dr. Stein – $100,000; Mr. Muir – $150,000; Mr. Cascella – $175,000; and Mr. Pekarsky – $25,000. See “Report of the Compensation Committee on Executive Compensation.” The SERP contributions vest in equal annual proportions over three years.
(2)	Includes $75,020, $318,129 and $338,718 paid in fiscal 2006, 2005 and 2004, respectively, under the special bonus program approved in December 2002 to repay on a quarterly basis over a three year period the outstanding loan to purchase a local primary residence together with interest and taxes, and $700,000, $515,000 and $440,000, paid under the Executive Bonus Program for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. See “Certain Relationships and Related Transactions.”
(3)	A portion of the fiscal 2005 cash bonuses includes a deferred portion, which is part of a deferred bonus pool awarded to a number of the Company’s executives, paid to the participants in the deferred bonus pool who were employed by the Company on October 1, 2006. In the event that one or more persons that were allocated a portion of the deferred bonus pool were not employed by the Company on October 1, 2006, the amounts allocated to such persons were reallocated to the remaining participants in the deferred bonus pool on a pro rata basis. For fiscal 2005, the deferred portion, which is included in the “Summary Compensation Table,” for each of the executive officers, was $100,000 for Mr. Cumming, and $50,000 for each of Dr. Stein and Messrs. Muir, Cascella and Pekarsky. The amounts were paid in November 2006.

(4)	A number of the Company’s executives were issued restricted stock units in connection with the execution of retention and severance agreements in May 2006. Each restricted stock unit entitles the holder to receive one share of Common Stock of the Company on the vesting date and notional dividend equivalents, if any. These units have been attributed a value equal to the fair market value of the underlying stock on the date of grant. These units become fully vested on December 31, 2008 subject to certain conditions. See “Retention and Severance Agreements.”
(5)	A number of the Company’s executives were issued restricted stock units on October 30, 2006. Each restricted stock unit entitles the holder to one share of Common Stock of the Company and notional dividend equivalents, if any. These units become fully vested upon the earlier to occur of (i) October 30, 2009, (ii) death or disability of the participant or (iii) a change in control of the Company subject to certain conditions. See “Report of the Compensation Committee on Executive Compensation.”
(6)	Represents or includes sales-based commissions.

Stock Option Grants in Last Fiscal Year

The following table sets forth the stock options granted to the Company’s named executive officers during the fiscal year ended September 30, 2006.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share) (2)	Expiration Date	5% ($)	10% ($)
J. Cumming	—	—	—	—	—	—

J. Stein	—	—	—	—	—	—

G. Muir	—	—	—	—	—	—

R. Cascella	—	—	—	—	—	—

J. Pekarsky (1)	10,000	1.0%	$27.73	10/31/15	$174,392	$441,944

(1)	Options vest at the rate of 10% annually beginning on the date of issue. The options were granted under the Company’s 1999 Equity Incentive Plan.
(2)	The exercise price is equal to the fair market value of the stock on the date of grant.
(3)	The 5% and 10% assumed rates of annual compounded stock price appreciation are set forth in the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 30, 2006 and the fiscal year-end value of unexercised options for the Company’s named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1) Exercisable / Unexercisable
J. Cumming	—	—	722,500 / 120,000	$25,474,388 / $4,367,400
J. Stein	287,000	$12,234,477	5,000 / 20,000	$193,850 / $ 727,900
G. Muir	121,584	$4,485,024	528,416 / 70,000	$19,077,042 / $2,547,650
R. Cascella	180,000	$4,461,401	215,000 / 120,000	$7,794,050 / $4,494,650
J. Pekarsky	28,500	$818,165	12,500 / 14,000	$480,125 / $ 324,085

(1)	Based upon the $43.52 closing market price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on September 30, 2006 minus the respective option exercise price.

Long-Term Incentive Plan – Awards In Last Fiscal Year

The following table sets forth certain information regarding the grant of shares, units or other rights during the fiscal year ended September 30, 2006 for the Company’s named executive officers and the value thereof on the date of grant.

Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Unit Maturation or Payout (2)	Value of Grants (3)
J. Cumming	32,342	December 31, 2008	$1,500,000
G. Muir	10,781	December 31, 2008	500,000
R. Cascella	10,781	December 31, 2008	500,000

(1)	Represents restricted stock units granted to Messrs. Cumming, Muir, and Cascella on May 3, 2006 under their Retention and Severance Agreements described below. Each restricted stock unit entitles the holder to receive one share of Common Stock of the Company on the vesting date and notional dividend equivalents, if any. Does not included restricted stock units granted under the 1999 Equity Incentive Plan to each of the executives on October 30, 2006 (after the close of the Company’s 2006 fiscal year) as follows: Mr. Cumming – 5,176 shares ($250,000); Dr. Stein – 2,070 shares ($100,000); Mr. Muir – 3,106 shares ($150,000); Mr. Cascella – 3,623 shares ($175,000); and Mr. Pekarsky – 518 shares ($25,000).
(2)	The restricted stock units granted to Messrs. Cumming, Muir and Cascella on May 3, 2006 will vest on December 31, 2008 if the executive remains employed by the Company. The restricted stock units issued to each of the executives on October 30, 2006 will become fully vested upon the earlier to occur of (i) October 30, 2009, (ii) death or disability of the participant or (iii) a change in control of the Company. If the executive terminates employment prior to the vesting date, then the restricted stock units will be forfeited.
(3)	The value of grants, including those grants issued on October 30, 2006 as referenced in footnote 1, is calculated based upon the fair market value of the underlying shares on the date of grant.

Key Employee Bonus Program

The Company maintains an annual cash bonus program for key employees in which the named executive officers participate (other than John Pekarsky, the Senior Vice President, Sales and Strategic Accounts, who receives commission-based incentive compensation). Under the bonus program, the Compensation Committee approves corporate and individual strategic goals and objectives by which each named executive officer is measured. Incentive cash bonuses may be awarded annually to each participating named executive officer of up to 150% of the executive officer’s base compensation, subject to the discretion of the Compensation Committee, based upon a review of each officer’s achievements during the year as measured against those goals and objectives as well as a general assessment of the performance of the officer and the Company during the year. In lieu of participation in the bonus program, Mr. Pekarsky earns commission-based incentive compensation based on sales levels of products and services under his supervision and commissions rates applicable to those sales. The Compensation Committee also retains the discretion to award additional cash bonuses to any employee including the named executive officers to reward extraordinary contributions.

Supplemental Executive Retirement Plan

In fiscal 2006, the Committee approved a Supplemental Executive Retirement Plan (SERP) for certain key employees, including its named executive officers. Participants may irrevocably elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to the SERP. In addition, the Company has the discretion to make annual discretionary contributions on behalf of participants in the SERP. Each Company contribution is subject to a three year vesting schedule, such that each contribution is 1/3rd vested each year and is fully vested three years after the Company contribution is made. The Company contributions become fully vested upon death or disability of the participant or a change in control of the Company. Voluntary contributions made by the participant are 100% vested.

Retention and Severance Agreements

Retention and Severance Agreement. In May 2006, the Company entered into retention and severance agreements with each of Messrs Cumming, Cascella and Muir. Under the agreements, these executive officers are entitled to retention payments, consisting of a cash bonus and a number of shares of stock that will be earned if the executive officer remains employed by the Company or its successor on December 31, 2008. In addition, for Mr. Cumming to receive his cash and stock bonus, he must remain employed as the Company’s Chief Executive Officer on the vesting date. The obligation to issue the shares of stock are represented by restricted stock units granted under the Company’s 1999 Equity Incentive Plan. The cash bonus payable upon vesting and the number restricted stock units awarded to each of the named executives pursuant to their applicable retention agreements is as follows:

Name of Executive	Cash Bonus	Restricted Stock Units (1)
John W. Cumming	$1,500,000	32,342 (having a value of $1,500,000 on May 3, 2006)
Robert A. Cascella	$1,000,000	10,781 (having a value of $500,000 on May 3, 2006)
Glenn P. Muir	$500,000	10,781 (having a value of $500,000 on May 3, 2006)

(1)	Each restricted stock unit entitles the holder to receive one share of Common Stock of the Company on the vesting date and notional dividend equivalents, if any.

In addition to the retention payments, if the applicable executive officer is terminated from the Company without cause or resigns for good reason, then the Company is required to pay the executive (i) a lump sum cash payment equal to his accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) his pro rata bonus as determined in accordance with the agreement through the termination date, and (iii) a severance payment equal to the executive’s base salary and bonus amount for the period of one year from the termination date, such payments to be made in accordance with normal payroll practices and subject to applicable tax withholding and certain modifications that may be made as set forth in the applicable agreement. The Company has also agreed under the retention and severance agreements to continue to provide the applicable executive with medical and dental benefits on the same terms and conditions provided to other executives of the Company for a period of one year from the termination date. In the event any payments and benefits provided under the agreement are subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided to the executives under the retention and severance agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any Company severance or termination plan, program, practice or arrangement. In the event that the executive is a party to a change of control agreement with the Company and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will not receive any compensation under the retention and severance agreement other than the retention payments, if and when earned.

Severance Agreement. The Company also has a separation agreement with Mr. Pekarsky. Under the terms of this agreement, if Mr. Pekarsky’s employment is terminated for any reason other than cause, Mr. Pekarsky will receive a separation package which will include a salary continuation of up to one year of base salary and continued medical and dental benefits up to the earlier of one year or such time as the executive becomes re-employed.

Change of Control Agreements

Change of Control Agreements are in effect between the Company and the following named executive officers: Messrs. Cumming, Muir and Cascella and Dr. Stein. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of the Company. The agreements provide that 30 days after a change of control, the Company shall pay the executive a lump sum in cash equal to the sum of the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus, multiplied by three. In addition, the agreements provide that, upon a change of control, all unvested stock options or stock appreciation rights held by the executive shall become immediately exercisable for a one-year period following the executive’s termination date. These agreements confer no benefits prior to a change of control. In the event that any payments received by the executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under Section 280G of the Code, the agreements provide that the Company’s auditing firm immediately preceding the change of control shall compute the excise tax imposed on the executive and the Company shall pay that amount to the executive to provide the executive with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax. Under the terms of these agreements, if the executive remains employed through the one year anniversary of a change of control, then the executive will receive a special bonus equal to the sum of the executive’s annual salary and highest annual bonus (as defined in the agreements). In addition, if termination of an executive’s employment occurs within the three-year period following a change of control of the Company and such termination is by the Company (or its successor) without cause or termination is by the executive for good reason, then the executive will be entitled to receive, among other things, in a lump sum in cash: (i) the executive’s accrued salary; (ii) a pro rata portion of such executive’s highest annual bonus; (iii) to the extent not previously paid, the special bonus; (iv) continued welfare benefits for a period of one year; and (v) any compensation previously deferred by the executive and any accrued bonus amounts or vacation pay.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, decisions regarding executive compensation were made by the Company’s Compensation Committee of the Board, which was composed of Messrs. Jacobs, and LaVance, Dr. Lerner, and Ms. Leaming. The Compensation Committee also administers the Company’s stock option and incentive plans, Executive Bonus Program and Key Employee Bonus and Retention Program, and 401(k) Profit-Sharing Plan. None of these members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent directors, has overall responsibility with respect to designing, approving and evaluating compensation for the Company’s executive officers. For fiscal 2006, the Compensation Committee was comprised of Messrs. Jacobs and LaVance, Dr. Lerner and Ms. Leaming.

The Company’s Compensation Philosophy and Plan

The Company’s executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company’s stockholders.

The Compensation Committee reviews the Company’s executive compensation program through the application of the business judgment of each of its members. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers an executive’s entire compensation package when setting each portion of compensation, which is based upon corporate and divisional goals and performance, individual initiatives and performance, and overall market considerations. The principal elements of the Company’s executive compensation program consist of: (i) base annual salary, (ii) participation in the Company’s key employee bonus program and (iii) long-term incentives and retention programs.

Base Annual Salaries. Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors, as well as the Company’s performance, the Compensation Committee’s perception of the individual’s performance and importance to the Company.

Executive Bonus Program. The Company maintains an annual cash bonus program for key employees in which the named executive officers participate (other than John Pekarsky, the Senior Vice President, Sales and Strategic Accounts, who receives commission-based incentive compensation). Under the bonus program, the Compensation Committee approves corporate and individual strategic goals and objectives by which each named executive officer is measured. Incentive cash bonuses may be awarded annually to each participating named executive officer of up to 150% of the executive officer’s base compensation, subject to the discretion of the Compensation Committee, based upon a review of each officer’s achievements during the year as measured against those goals and objectives as well as a general assessment of the performance of the officer and the Company during the year. In lieu of participation in the bonus program, Mr. Pekarsky earns commission-based incentive compensation based on sales levels of products and services under his supervision and commissions rates applicable to those sales. The Compensation Committee also retains the discretion to award additional cash bonuses to any employee, including the named executive officers, to reward extraordinary contributions.

The Compensation Committee allocates funding for the bonus program for all key employees including the named executive officers by benchmarking the total bonus pool against the Company’s pre-tax earnings (before reduction for the bonuses). However, the Compensation Committee reserves the right to adjust the total bonus pool at its discretion. For fiscal 2006, the Company’s total bonus pool was $6.5 million, or approximately 11% of such pre-tax income, of which approximately $1.8 million was allocated to the named executive officers as a group. This represented bonuses of 150% of base salary to each of its four named executive officers eligible to participate in the bonus program. In addition, Mr. Pekarsky received a commission-based bonus of $315,000. These bonuses reflected the extraordinary performance of the executives and the Company during fiscal 2006. Accomplishments during the fiscal year included substantial increases in revenues, pre-tax profits, earnings and the Company’s stockholder value, and the completion of four strategic acquisitions during the year.

Long-term Incentive and Retention Programs. The Compensation Committee historically provided for long-term incentives for its executive officers primarily through the grant of stock options. Commencing in fiscal

2006 the Company was required to adopt FASB 123R, which requires the Company to expense stock options granted to its employees based upon a determination of the fair value of the option. As a result of this change, the Compensation Committee has provided for alternative long-term incentive and retention programs for its named executive officers, including the adoption of a Supplemental Executive Retirement Plan (commonly known as a SERP), the issuance of restricted stock units under its 1999 Equity Incentive Plan, and the execution of retention agreements with certain of its named executive officers. The Compensation Committee is continuing to review the mix of long-term compensation and retention payments under these programs and may in the future elect to grant stock options to the executive officers. The allocation of benefits to the Company’s named executive officers under each of these long-term incentive and retention programs for fiscal 2006 is set forth below.

Supplemental Executive Retirement Plan (SERP). In fiscal 2006, the Compensation Committee approved a Supplemental Executive Retirement Plan for certain of its key employees including its named executive officers. Under the SERP, participants are eligible to contribute up to 75% of their annual base salary and 100% of their annual bonus. In addition, the Company has the discretion to make annual discretionary contributions on behalf of participants in the SERP. Each Company contribution is subject to a three year vesting schedule, such that each contribution is 1/3rd vested each year and is fully vested three years after the contribution is made. The Company contributions become fully vested upon death or disability of the participant or a change in control of the Company. Voluntary contributions made by the participant are 100% vested. In November 2006, the Compensation Committee approved a Company contribution of $1.5 million to the SERP, of which an aggregate of $700,000 was allocated to the named executive officers as a group. The SERP is intended to retain eligible employees by providing them with the ability to save for their retirement in amounts in excess of those permitted under the Company’s 401(k) plan. The Compensation Committee further believes that the three year vesting schedules for the Company contributions to the SERP will provide ongoing incentives for executives and other key employees to remain with the Company.

Retention Agreements. The Compensation Committee believes that each of John W. Cumming, Chief Executive Officer, Robert A. Cascella, President and Chief Operating Officer, and Glenn P. Muir, Executive Vice President and Chief Financial Officer, have been critical to the Company’s success and extraordinary achievements, and believes that retention of those individuals over the next several years will be important to the continued success of the Company. In order to seek to further assure the continued retention of these individuals, in May 2006 the Compensation Committee approved retention and severance agreements for each of Messrs. Cumming, Cascella and Muir. Under the retention agreements, these executive officers are entitled to retention payments, consisting of a cash bonus and a number of shares of stock that will be earned if the executive officer remains employed by the Company or its successor on December 31, 2008. The obligation to issue the shares of stock are represented by restricted stock units granted under the Company’s 1999 Equity Incentive Plan. The cash bonus payable on that date and the number restricted stock units awarded to each of the named executives pursuant to their applicable retention agreements is as follows:

Name of Executive	Cash Bonus	Restricted Stock Units
John W. Cumming	$1,500,000	32,342 (having a value of $1,500,000 on May 3, 2006)
Robert A. Cascella	$1,000,000	10,781 (having a value of $500,000 on May 3, 2006)
Glenn P. Muir	$500,000	10,781 (having a value of $500,000 on May 3, 2006)

Equity Incentives. As noted above, in response to the implementation FASB 123R, during fiscal 2006 the Company has explored a mix of incentives, other than stock options, to provide for long-term incentives for its named executive officers. Reflecting this change, in fiscal 2006, the Company only granted options to purchase 10,000 shares of Common Stock to its named executive officers as a group in fiscal 2006. As further disclosed under the heading “Retention Agreements” above, during fiscal 2006 the Company issued restricted stock units valued at $1.5 million covering an aggregate of 53,904 shares of Common Stock. The Compensation Committee also granted restricted stock units valued at $700,000 covering an aggregate of 14,493 shares of Common Stock to its named executive officers as a group at the beginning of its 2007 fiscal year. These additional grants were a part of the overall incentive compensation package approved for the named executive officers following the close of the Company’s 2006 fiscal year. These restricted stock units become fully vested upon the earlier to occur of

(i) October 30, 2009, (ii) death or disability of the executive or (iii) a change in control of the Company. The Compensation Committee continues to believe that equity incentives help align the interests of the executives with those of the stockholders and provide incentives for the executives to create long-term value for the Company’s stockholders.

Section 162(m)

Section 162(m) of the Code, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation satisfies one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value. In general, awards under the 1999 Equity Incentive Plan, are intended to satisfy the “performance based compensation” exception provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such awards. However, retention incentives that vest solely based on the continuation of employment of the executive, such as the restricted stock units and cash payable under the retention and severance agreements, and the Company’s other restricted stock unit grants described above, are not anticipated to satisfy the performance based compensation exception, and therefore are anticipated to be subject to the Section 162(m) compensation limitation on Company deductions. Because bonuses paid under the Company’s key employee bonus program in combinations with salary have generally been below the $1,000,000 threshold, the Committee has elected, at this time, to retain discretion over those bonus payments, rather than to ensure that payments of salary and such bonus in excess of $1,000,000 are deductible. The Compensation Committee intends to review periodically the potential impact of Section 162(m) in structuring and administering the Company’s compensation plans and policies.

Compensation of the Chief Executive Officer

In January 2006, Mr. Cumming’s salary was increased to $485,500 from $465,000, which the Compensation Committee considered to be comparable to the salaries of chief executive officers of peer companies based on the Compensation Committee’s survey of executive compensation at peer companies. For fiscal 2006, Mr. Cumming received a bonus of $700,000, representing 150% of his base salary, which was paid in the first quarter of fiscal 2006. As part of Mr. Cumming’s overall fiscal 2006 compensation package, in October 2006, the Company also allocated to Mr. Cumming a discretionary Company SERP contribution of $250,000 and granted Mr. Cumming $250,000 of restricted units, covering 5,176 shares of Common Stock. In fiscal 2006, the Company also entered into the retention agreement with Mr. Cumming, described above, pursuant to which Mr. Cumming will earn a cash bonus of $1.5 million and an additional 32,342 shares of Common Stock if he remains employed as our Chief Executive Officer through December 31, 2008. In December 2002, in recognition of the exceptional service rendered to the Company by Mr. Cumming, the Compensation Committee approved a special bonus program to provide Mr. Cumming with the funds necessary to pay the quarterly installments due under an outstanding loan. The Company paid Mr. Cumming $75,020 under this special bonus program in fiscal 2006. There will be no further payments made to Mr. Cumming under this arrangement as Mr. Cumming repaid his loan in full with the net after-tax proceeds of the final bonus payment. See “Certain Relationships and Related Transactions” below.

The compensation paid and payable to Mr. Cumming under the arrangements described above, reflects the Compensation Committee view of the exceptional performance of Mr. Cumming, as reflected in the extraordinary performance of the Company during 2006, and the continuing importance of Mr. Cumming to the Company over the next several years.

THE COMPENSATION COMMITTEE:

David R. LaVance, Jr., Chairman

Irwin Jacobs

Nancy L. Leaming

Arthur G. Lerner

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the period from September 29, 2001 through September 30, 2006, based upon the market price of the Company’s Common Stock, with the cumulative total return on the Standard and Poor’s Health Care Supplies Index (the “S&P Health Care Supplies”) and the Russell 2000 for that period. The Performance Graph assumes the investment of $100 on September 29, 2001 in the Company’s Common Stock, the S&P Health Care Supplies, and the Russell 2000, and the reinvestment of any and all dividends.

Cumulative Total Return

	9/29/01	9/28/02	9/27/03	9/25/04	9/24/05	9/30/06
HOLOGIC, INC.	100.00	195.05	269.70	377.43	1064.55	1723.56
RUSSELL 2000	100.00	90.70	123.80	147.04	173.44	190.65
S & P HEALTH CARE SUPPLIES	100.00	119.82	168.61	217.05	273.35	239.73

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2001, to assist John W. Cumming, the Company’s Chairman, Chief Executive Officer and a director, in the purchase of a local primary residence in connection with his initial relocation to Danbury, Connecticut to take on the position of Senior Vice President and President of Lorad, the Company loaned Mr. Cumming the principal amount of $300,000 pursuant to a promissory note. In August 2001, in connection with Mr. Cumming’s move to the Company’s Massachusetts headquarters in order to assume the position of Chief Executive Officer and President, the Company loaned Mr. Cumming an additional principal amount of $200,000. This additional $200,000 loan was consolidated with the original loan into one $500,000 promissory note on the same terms as the original loan. The promissory note bore interest at the rate of 7.0% per year. In April 2002, the Board deferred the payment obligations under the note by one year, such that the note was required to be repaid in quarterly installments of $41,666 plus interest, commencing April 1, 2003 until paid in full no later than April 1, 2006.

In December 2002, in recognition of the exceptional service rendered to the Company by Mr. Cumming, the Compensation Committee of the Board approved a special bonus program to provide Mr. Cumming with the funds necessary to pay the quarterly installments due under the loan. Under the special bonus program, for so long as Mr. Cumming remained an officer of the Company and there were amounts remaining to be repaid under the loan, the Company agreed to pay Mr. Cumming a special quarterly bonus equal to the amount due under the loan, including interest due, plus an additional payment equal to the taxes due as a result of the special bonus and such additional payment, such that the net-after-tax special quarterly bonus to be received by Mr. Cumming would equal the principal and interest then due under the loan. During fiscal 2006, the Company paid Mr. Cumming $75,020 under this special bonus program. As of the date of this proxy statement the full amount of the loan had been repaid, and no further amounts will be paid to Mr. Cumming under this special bonus program.

In fiscal 2006, the Company paid Mr. Cumming’s wife compensation in the aggregate amount of approximately $124,000 for services rendered to the Company in her capacity as the Company’s Director of Marketing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific filing deadlines of these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during the fiscal year ended September 30, 2006. To the best of the Company’s knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER COMMUNICATIONS

Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. All communications directed to the Board will be delivered to the Board of Directors.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY’S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730. ALTERNATIVELY, A BENEFICIAL OWNER OF THE COMPANY’S SECURITIES MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

VOTING PROXIES

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By order of the Board of Directors

Philip J. Flink, Secretary

Bedford, Massachusetts

January 22, 2007

APPENDIX A

HOLOGIC, INC.

AUDIT COMMITTEE CHARTER

ADOPTED ON AUGUST 5, 2003 AND AMENDED ON MAY 11, 2004

I. PURPOSE

The primary functions of the Audit Committee (the “Committee”) are to assist the Board of Directors with the oversight of (i) the Company’s financial reporting process, accounting functions and internal controls and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm.

The term “registered public accounting firm” as used herein shall mean the public accounting firm registered with the Public Company Accounting Oversight Board (the “Accounting Board”) under Section 102 of the Sarbanes-Oxley Act of 2002 which performs the auditing function for the Company.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. It is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Company management, and subject to audit by the Company’s registered public accounting firm.

II. COMPOSITION AND INDEPENDENCE

The Committee shall consist of three or more directors of the Company. The members on the Committee shall meet the independence and other qualification requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations thereunder and the applicable rules of the stock exchange or stock market on which the Company’s securities are traded or quoted, subject to any permitted exceptions thereunder. At least one of the Committee members must satisfy the financial sophistication requirements of the listing standards of the Nasdaq Stock Market, and the Committee shall use diligent efforts to assure that at least one member qualifies as an “audit committee financial expert”, as defined by rules of the Securities and Exchange Commission (“SEC”).

Committee members, including the chairperson, shall be elected by the Board at the annual meeting of the Board of Directors on the recommendation of the Corporate Governance Committee. Members shall serve until their successors shall be duly elected and qualified.

III. MEETINGS AND PROCEDURES

The Audit Committee shall meet no less than four times per year, or more frequently as circumstances require. The Committee may request that members of management, representatives of the registered public accounting firm and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Company’s By-laws, unless otherwise stated by resolution of the Board of Directors.

IV. RESPONSIBILITIES AND DUTIES

A. General Matters

1. The Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) engaged for the purpose of preparing or issuing its audit report or related work. The registered public accounting firm shall report directly to and be accountable to the Committee.

2. To the extent required by applicable law, rules and regulations, the Committee shall pre-approve all auditing services and non-audit services (including the fees and terms thereof) permitted to be provided by the Company’s registered public accounting firm contemporaneously with the audit, subject to certain de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which shall be approved by the Committee prior to the completion of the audit.

3. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding necessary for payment of (i) compensation to the registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent counsel and other advisers retained to advise the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4. The Committee may form subcommittees consisting of one or more members and delegate to such subcommittees authority to perform specific functions, including without limitation pre-approval of audit and non-audit services, to the extent permitted by applicable law, rules and regulations.

B. Oversight of the Company’s Relationship with the Auditors

With respect to any registered public accounting firm that proposes to perform audit services for the Company, the Committee shall:

1. On an annual basis, review and discuss all relationships the registered public accounting firm has with the Company in order to consider and evaluate the registered public accounting firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with the Accounting Board independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the registered public accounting firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact the objectivity and independence of the registered public accounting firm; (iii) review the registered public accounting firm’s statement of the fees billed for audit and non-audit related services, which statement shall specifically identify those fees required to be disclosed in the Company’s annual proxy statement; (iv) satisfy itself as to the registered public accounting firm’s independence; and (v) obtain and review a report by the registered public accountants describing their internal quality control procedures and any material issues raised by the most recent internal quality review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years and any steps taken to deal with such issues.

2. Ensure the rotation of the lead (or coordinating) audit partner and other significant audit partners as required by applicable law, rules and regulations.

3. Establish clear hiring policies for employees or former employees of the registered public accounting firm proposed to be hired by the Company that meet the SEC regulations and the stock exchange listing standards. In addition, on an annual basis, confirm that the registered public accounting firm is not disqualified from performing any audit service for the Company due to the fact that any of the Company’s chief executive officer, chief financial officer, controller, chief accounting officer (or a person serving in an equivalent position) was employed by that registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit of the current year’s financial statements.

4. Establish with the registered public accounting firm, the scope and plan of the work to be performed by the registered public accounting firm as part of the audit for the fiscal year.

C. Financial Statements and Disclosure Matters

With respect to the Company’s financial statements and other disclosure matters, the Committee shall:

1. Review and discuss with management and the registered public accounting firm the Company’s quarterly financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2. Review and discuss with management and the registered public accounting firm, the Company’s annual audited financial statements and the report of the registered public accounting firm thereon and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

3. Review and discuss all material correcting adjustments identified by the registered public accounting firm in accordance with generally accepted accounting principles and SEC rules and regulations which are reflected in each annual and quarterly report that contains financial statements, and that are required to be prepared in accordance with (or reconciled to) generally accepted accounting principles under Section 13(a) of the Exchange Act and filed with the SEC.

4. Review and discuss all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that have or are reasonably likely to have a current or future effect on financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, which are required to be disclosed in response to Item 303, Management’s Discussion and Analysis of Financial Condition and Results of Operation, of Regulation S-K.

5. Discuss with management and the registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any judgments about the quality, appropriateness and acceptability of the Company’s accounting principles, clarity of financial statement disclosures, significant changes in the Company’s selection or application of accounting principles and any other significant changes to the Company’s accounting principles and financial disclosure practices which are suggested by the registered public accounting firm or management.

6. Review with management, the registered public accounting firm, and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

7. The review and discussions hereunder with respect to audits performed by the registered public accounting firm shall include the matters required to be discussed by the Accounting Board auditing standards then in effect. These matters would include the auditor’s responsibility under generally accepted auditing standards, the Company’s significant accounting policies, management’s judgments and accounting estimates, significant audit adjustments, the auditor’s responsibility for information in documents containing audited financial statements (e.g., MD&A), disagreements with management, consultation by management with other accountants, major issues discussed with management prior to retention of the auditor and any difficulties encountered in the course of the audit work.

8. Receive and review all other reports required under the Exchange Act to be provided to the Committee by the registered public accounting firm including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm, and (iii) all other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

9. Following completion of its review of the annual audited financial statements, recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements and the report of the registered public accounting firm thereon be included in the Company’s annual report on Form 10-K filed with the SEC.

10. Prepare the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement and any other Committee reports required by applicable laws, rules and regulations.

D. Internal Audit Function, Disclosure Controls and Internal Controls

With respect to the Company’s internal audit function, disclosure controls and internal controls and procedures for financial reporting:

1. In consultation with management and the registered public accounting firm, review and assess the adequacy of the Company’s internal controls and procedures for financial reporting and the procedures designed to assess, monitor and manage business risk and legal and ethical compliance programs.

2. When applicable, review management’s report on internal controls and procedures for financial reporting purposes required to be included in the Company’s Annual Report of Form 10-K.

3. When applicable, review the registered public accounting firm’s attestation to management’s report included in the Annual Report on Form 10-K evaluating the Company’s internal controls and procedures for financial reporting.

4. Review and discuss any disclosures made by the Company’s CEO and CFO to the Committee (as a result of their evaluation as of the end of each fiscal quarter of the Company’s effectiveness of the disclosure controls and procedures and its internal controls and procedures for financial reporting) related to (i) any significant deficiencies in the design or operation of internal controls and any material weaknesses in the Company’s internal controls, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

5. Establish and review procedures within the time period required by applicable law, rules and regulations for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E. Other Miscellaneous Matters

The Committee shall also have responsibility to:

1. Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

2. Review and discuss all corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

3. Review and approve all related-party transactions, unless otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

4. If required by applicable law, rules or regulations, review and approve (i) the adoption of and any change or waiver in the Company’s code of business conduct and ethics for directors, senior financial officers (including the principal executive officer, the principal financial officer, principal accounting officer, controller, or persons performing similar functions) or employees, and (ii) any disclosure made in the manner permitted by SEC rules which is required to be made regarding such change or waiver, unless these duties are otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

5. Review and discuss with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

6. Review with management and the registered public accounting firm the sufficiency in number and the quality of financial and accounting personnel of the Company.

7. Review and reassess the adequacy of this Charter annually and recommend to the Board any changes or amendments the Committee deems appropriate.

8. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

HOLOGIC, INC.	PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
35 Crosby Drive	March 6, 2007
Bedford, MA 01730
(781) 999-7300

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 22, 2007 and hereby appoints John W. Cumming and Glenn P. Muir, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on Tuesday, March 6, 2007 at 9:00 A.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

The Board of Directors recommends a vote FOR the election of the nominees as directors.

Proposal 1. The election of nine (9) directors nominated by the Board of Directors for the ensuing year:

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as indicated)	to vote for all nominees listed below

Nominees: John W. Cumming, Laurie L. Fajardo, Irwin Jacobs, David R. LaVance, Jr., Nancy L. Leaming, Arthur G. Lerner, Lawrence M. Levy, Glenn P. Muir, Jay A. Stein

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated	, 2007

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.